SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G/A

                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENT FILED PURSUANT TO
  RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)

                               (Amendment No. 1)*


                              UOL PUBLISHING, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, $0.01 PAR VALUE PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    903196103
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 March 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)
                                 --------------

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         / /      Rule 13d-1(b)

         /X/      Rule 13d-1(c)

         / /      Rule 13d-1(d)

--------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

                  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------------                         --------------------------
CUSIP No. 903196103                     13G           Page 2 of 32 Pages
-----------------------------                         --------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                 Wheatley Partners, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                        (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OR ORGANIZATION

                        Delaware
--------------------------------------------------------------------------------
 NUMBER OF             5          SOLE VOTING POWER
   SHARES
BENEFICIALLY                           650,076(1) shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
               -----------------------------------------------------------------
                       6          SHARED VOTING POWER

                                       49,432(2) shares
               -----------------------------------------------------------------
                       7          SOLE DISPOSITIVE POWER

                                       650,076(1) shares
               -----------------------------------------------------------------
                       8          SHARED DISPOSITIVE POWER

                                       49,432(2) shares
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                        699,508(1)(2) shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                           16.5%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

                        PN
================================================================================
                 *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes (i) 174,266 shares of Common Stock issuable upon exercise of currently exercisable warrants and (ii) 211,231 shares of Common Stock issuable upon conversion of 174,266 currently convertible shares of Series C Preferred Stock, all of which is held by Wheatley Partners, L.P.
(2) Includes (i) 14,805 shares of Common Stock issuable upon exercise of currently exercisable warrants and (ii) 17,945 shares of Common Stock issuable upon conversion of 14,805 currently convertible shares of Series C Preferred Stock held by Wheatley Foreign Partners, L.P.
         Wheatley Partners, L.P. disclaims beneficial ownership of these securities, except to the extent of its equity interest therein.

-----------------------------                         --------------------------
CUSIP No. 903196103                     13G           Page 3 of 32 Pages
-----------------------------                         --------------------------

================================================================================
      1          NAME OF REPORTING PERSONS
                 I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                Wheatley Foreign Partners, L.P.
--------------------------------------------------------------------------------
      2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
      3          SEC USE ONLY

--------------------------------------------------------------------------------
      4          CITIZENSHIP OR PLACE OR ORGANIZATION

                          Delaware
--------------------------------------------------------------------------------
  NUMBER OF              5          SOLE VOTING POWER
    SHARES
 BENEFICIALLY                            49,432(1) shares
   OWNED BY
     EACH
  REPORTING
 PERSON WITH
                 ---------------------------------------------------------------
                         6          SHARED VOTING POWER

                                         650,076(2) shares
                 ---------------------------------------------------------------
                         7          SOLE DISPOSITIVE POWER

                                         49,432(1) shares
                 ---------------------------------------------------------------
                         8          SHARED DISPOSITIVE POWER

                                         650,076(2) shares
--------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                 PERSON

                                         699,508(1)(2) shares
--------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                 CERTAIN SHARES*                                             / /
--------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                          16.5%
--------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON*

                          PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes (i) 14,805 shares of Common Stock issuable upon exercise of currently exercisable warrants and (ii) 17,945 shares of Common Stock issuable upon conversion of 14,805 currently convertible shares of Series C Preferred Stock, all of which is held by Wheatley Foreign Partners, L.P.
(2) Includes (i) 174,266 shares of Common Stock issuable upon exercise of currently exercisable warrants and (ii) 211,231 shares of Common Stock issuable upon conversion of 174,266 currently convertible shares of Series C Preferred Stock held by Wheatley Partners, L.P. Wheatley Foreign Partners, L.P. disclaims beneficial ownership of these securities, except to the extent of its equity interest therein.

-----------------------------                         --------------------------
CUSIP No. 903196103                     13G           Page 4 of 32 Pages
-----------------------------                         --------------------------

================================================================================
      1         NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                 Wheatley Management Ltd.
--------------------------------------------------------------------------------
      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) / /
                                                                        (b) / /
--------------------------------------------------------------------------------
      3         SEC USE ONLY

--------------------------------------------------------------------------------
      4         CITIZENSHIP OR PLACE OR ORGANIZATION

                         Cayman Islands, B.W.I.
--------------------------------------------------------------------------------
  NUMBER OF             5      SOLE VOTING POWER
    SHARES
 BENEFICIALLY                        0 shares
   OWNED BY
     EACH
  REPORTING
 PERSON WITH
                ----------------------------------------------------------------
                        6      SHARED VOTING POWER

                                     49,432(1) shares
                ----------------------------------------------------------------
                        7      SOLE DISPOSITIVE POWER

                                     0 shares
                ----------------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER

                                     49,432(1) shares
--------------------------------------------------------------------------------
       9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                                     49,432(1) shares
--------------------------------------------------------------------------------
      10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                CERTAIN SHARES*                                             / /
--------------------------------------------------------------------------------
      11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                         1.3%
--------------------------------------------------------------------------------
      12        TYPE OF REPORTING PERSON*

                         OO
================================================================================

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes (i) 14,805 shares of Common Stock issuable upon exercise of currently exercisable warrants and (ii) 17,945 shares of Common Stock issuable upon conversion of 14,805 currently convertible shares of Series C Convertible Preferred Stock, all of which is held by Wheatley Foreign Partners, L.P. Wheatley Management, Ltd. disclaims beneficial ownership of these securities, except to the extent of its equity interest therein.

-----------------------------                         --------------------------
CUSIP No. 903196103                     13G           Page 5 of 32 Pages
-----------------------------                         --------------------------


================================================================================
      1         NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  Wheatley Partners, LLC
--------------------------------------------------------------------------------
      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) / /
                                                                        (b) / /
--------------------------------------------------------------------------------
      3         SEC USE ONLY

--------------------------------------------------------------------------------
      4         CITIZENSHIP OR PLACE OR ORGANIZATION

                         Delaware
--------------------------------------------------------------------------------
  NUMBER OF             5         SOLE VOTING POWER
    SHARES
 BENEFICIALLY                           0 shares
   OWNED BY
     EACH
  REPORTING
 PERSON WITH
                ----------------------------------------------------------------
                        6          SHARED VOTING POWER

                                        699,508(1) shares
                ----------------------------------------------------------------
                        7          SOLE DISPOSITIVE POWER

                                        0 shares
                ----------------------------------------------------------------
                        8          SHARED DISPOSITIVE POWER

                                        699,508(1) shares
--------------------------------------------------------------------------------
       9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                         699,508(1) shares
--------------------------------------------------------------------------------
      10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                CERTAIN SHARES*                                             / /
--------------------------------------------------------------------------------
      11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                         16.5%
--------------------------------------------------------------------------------
      12        TYPE OF REPORTING PERSON*

                         OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes (a)(i) 174,266 shares of Common Stock issuable upon exercise of currently exercisable warrants and (ii) 211,231 shares of Common Stock issuable upon conversion of 174,266 currently convertible shares of Series C Convertible Preferred Stock, all of which is held by Wheatley Partners, L.P., and (b)(i) 14,805 shares of Common Stock issuable upon exercise of currently exercisable warrants and (ii) 17,945 shares of Common Stock issuable upon conversion of 14,805 currently convertible shares of Series C Convertible Preferred Stock, all of which is held by Wheatley Foreign Partners, L.P. Wheatley Partners, LLC disclaims beneficial ownership of these securities, except to the extent of its respective equity interest therein.

-----------------------------                         --------------------------
CUSIP No. 903196103                     13G           Page 6 of 32 Pages
-----------------------------                         --------------------------

================================================================================
      1           NAME OF REPORTING PERSONS
                  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                    Barry Fingerhut
--------------------------------------------------------------------------------
      2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) / /
                                                                      (b) / /
--------------------------------------------------------------------------------
      3           SEC USE ONLY

--------------------------------------------------------------------------------
      4           CITIZENSHIP OR PLACE OR ORGANIZATION

                           United States
--------------------------------------------------------------------------------
  NUMBER OF               5          SOLE VOTING POWER
    SHARES
 BENEFICIALLY                              112,746(1) shares
   OWNED BY
     EACH
  REPORTING
 PERSON WITH
                  --------------------------------------------------------------
                          6          SHARED VOTING POWER

                                           699,508(2) shares
                  --------------------------------------------------------------
                          7          SOLE DISPOSITIVE POWER

                                           112,746(1) shares
                  --------------------------------------------------------------
                          8          SHARED DISPOSITIVE POWER

                                           699,508(2) shares
--------------------------------------------------------------------------------
       9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                  PERSON

                           812,254(1)(2) shares
--------------------------------------------------------------------------------
      10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          / /
--------------------------------------------------------------------------------
      11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                           18.8%
--------------------------------------------------------------------------------
      12          TYPE OF REPORTING PERSON*

                           IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes (a)(i) 37,814 shares of Common Stock issuable upon exercise of currently exercisable warrants and (ii) 45,835 shares of Common Stock issuable upon conversion of 37,814 currently convertible shares of Series C Convertible Preferred Stock, all of which is held by Mr. Fingerhut, and (b)(i) 2,954 shares of Common Stock issuable upon exercise of currently exercisable warrants and (ii) 3,580 shares of Common Stock issuable upon conversion of 2,954 currently convertible shares of Series C Convertible Preferred Stock, all of which is held by an account for which Mr. Fingerhut has sole voting and dispositive power.
(2) Includes (a)(i) 174,266 shares of Common Stock issuable upon exercise of currently exercisable warrants and (ii) 211,231 shares of Common Stock issuable upon conversion of 174,266 currently convertible shares of Series C Convertible Preferred Stock, all of which is held by Wheatley Partners, L.P., and (b)(i) 14,805 shares of Common Stock issuable upon exercise of currently

-----------------------------                         --------------------------
CUSIP No. 903196103                     13G           Page 7 of 32 Pages
-----------------------------                         --------------------------


         exercisable warrants and (ii) 17,945 shares of Common Stock issuable upon conversion of 14,805 currently convertible shares of Series C Convertible Preferred Stock, all of which is held by Wheatley Foreign Partners, L.P. Mr. Fingerhut disclaims beneficial ownership of these securities, except to the extent of his respective equity interest therein.

-----------------------------                         --------------------------
CUSIP No. 903196103                     13G           Page 8 of 32 Pages
-----------------------------                         --------------------------

================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                      Barry Rubenstein
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) / /
                                                                     (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          CITIZENSHIP OR PLACE OR ORGANIZATION

                         United States
--------------------------------------------------------------------------------
 NUMBER OF              5          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        6          SHARED VOTING POWER

                                         781,168(1) shares
                ----------------------------------------------------------------
                        7          SOLE DISPOSITIVE POWER

                                         0 shares
                ----------------------------------------------------------------
                        8          SHARED DISPOSITIVE POWER

                                         781,168(1) shares
--------------------------------------------------------------------------------
      9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                         781,168(1) shares
--------------------------------------------------------------------------------
     10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                CERTAIN SHARES*                                           / /
--------------------------------------------------------------------------------
     11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                             18.2%
--------------------------------------------------------------------------------
     12         TYPE OF REPORTING PERSON*

                         IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes (a)(i) 174,266 shares of Common Stock issuable upon exercise of currently exercisable warrants and (ii) 211,231 shares of Common Stock issuable upon conversion of 174,266 currently convertible shares of Series C Convertible Preferred Stock, all of which is held by Wheatley Partners, L.P., (b)(i) 14,805 shares of Common Stock issuable upon exercise of currently exercisable warrants and (ii) 17,945 shares of Common Stock issuable upon conversion of 14,805 currently convertible shares of Series C Convertible Preferred Stock, all of which is held by Wheatley Foreign Partners, L.P., (c)(i) 17,725 shares of Common Stock issuable upon exercise of currently exercisable warrants and (ii) 21,484 shares of Common Stock issuable upon conversion of 17,725 currently convertible shares of Series C Convertible Preferred Stock, all of which is held by Woodland Partners and (d)(i) 11,816 shares of Common Stock issuable upon exercise of currently exercisable warrants and (ii) 14,322 shares of Common Stock issuable upon conversion of

-----------------------------                         --------------------------
CUSIP No. 903196103                     13G           Page 9 of 32 Pages
-----------------------------                         --------------------------


         11,816 currently convertible shares of Series C Convertible Preferred Stock, one-half of which is held by each of the Woodland Venture Fund and Seneca Ventures. Mr. Rubenstein disclaims beneficial ownership of these securities, except to the extent of his respective equity interest therein.

-----------------------------                         --------------------------
CUSIP No. 903196103                     13G           Page 10 of 32 Pages
-----------------------------                         --------------------------

================================================================================
      1         NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                     Woodland Partners
--------------------------------------------------------------------------------
      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) / /
                                                                    (b) / /
--------------------------------------------------------------------------------
      3         SEC USE ONLY

--------------------------------------------------------------------------------
      4         CITIZENSHIP OR PLACE OR ORGANIZATION

                         New York
--------------------------------------------------------------------------------
  NUMBER OF             5          SOLE VOTING POWER
    SHARES
 BENEFICIALLY                            55,522(1) shares
   OWNED BY
     EACH
  REPORTING
 PERSON WITH
                ----------------------------------------------------------------
                        6          SHARED VOTING POWER

                                         0 shares
                ----------------------------------------------------------------
                        7          SOLE DISPOSITIVE POWER

                                         55,522(1) shares
                ----------------------------------------------------------------
                        8          SHARED DISPOSITIVE POWER

                                         0 shares
--------------------------------------------------------------------------------
       9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                         55,522(1) shares
--------------------------------------------------------------------------------
      10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                CERTAIN SHARES*                                            / /
--------------------------------------------------------------------------------
      11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                         1.4%
--------------------------------------------------------------------------------
      12        TYPE OF REPORTING PERSON*

                         PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes (i) 17,725 shares of Common Stock issuable upon exercise of currently exercisable warrants and (ii) 21,484 shares of Common Stock issuable upon conversion of 17,725 currently convertible shares of Series C Convertible Preferred Stock, all of which is held by Woodland Partners.

-----------------------------                         --------------------------
CUSIP No. 903196103                     13G           Page 11 of 32 Pages
-----------------------------                         --------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                     Seneca Ventures
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) / /
                                                                   (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OR ORGANIZATION

                        New York
--------------------------------------------------------------------------------
 NUMBER OF             5          SOLE VOTING POWER
   SHARES
BENEFICIALLY                           13,069(1) shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
               -----------------------------------------------------------------
                       6          SHARED VOTING POWER

                                       0 shares
               -----------------------------------------------------------------
                       7          SOLE DISPOSITIVE POWER

                                       13,069(1) shares
               -----------------------------------------------------------------
                       8          SHARED DISPOSITIVE POWER

                                       0 shares
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                        13,069(1) shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                            / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                        .3%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

                        PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of (i) 5,908 shares of Common Stock issuable upon exercise of currently exercisable warrants and (ii) 7,161 shares of Common Stock issuable upon conversion of 5,908 currently convertible shares of Series C Convertible Preferred Stock, all of which is held by Seneca Ventures.

-----------------------------                         --------------------------
CUSIP No. 903196103                     13G           Page 12 of 32 Pages
-----------------------------                         --------------------------

================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                   Woodland Venture Fund
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) / /
                                                                       (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          CITIZENSHIP OR PLACE OR ORGANIZATION

                         New York
--------------------------------------------------------------------------------
 NUMBER OF              5          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             13,069(1) shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        6          SHARED VOTING POWER

                                         0 shares
                ----------------------------------------------------------------
                        7          SOLE DISPOSITIVE POWER

                                         13,069(1) shares
                ----------------------------------------------------------------
                        8          SHARED DISPOSITIVE POWER

                                         0 shares
--------------------------------------------------------------------------------
      9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                         13,069(1) shares
--------------------------------------------------------------------------------
     10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                CERTAIN SHARES*                                            / /
--------------------------------------------------------------------------------
     11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                         .3%
--------------------------------------------------------------------------------
     12         TYPE OF REPORTING PERSON*

                         PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of (i) 5,908 shares of Common Stock issuable upon exercise of currently exercisable warrants and (ii) 7,161 shares of Common Stock issuable upon conversion of 5,908 currently convertible shares of Series C Convertible Preferred Stock, all of which is held by Woodland Venture Fund.

-----------------------------                         --------------------------
CUSIP No. 903196103                     13G           Page 13 of 32 Pages
-----------------------------                         --------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                      Woodland Services Corp.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) / /
                                                                      (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OR ORGANIZATION

                        New York
--------------------------------------------------------------------------------
 NUMBER OF             5          SOLE VOTING POWER
   SHARES
BENEFICIALLY                            0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
               -----------------------------------------------------------------
                       6          SHARED VOTING POWER

                                        26,138 (1) shares
               -----------------------------------------------------------------
                       7          SOLE DISPOSITIVE POWER

                                        0 shares
               -----------------------------------------------------------------
                       8          SHARED DISPOSITIVE POWER

                                        26,138(1) shares
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                        26,138(1) shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                            / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                        .7%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

                        CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of (i) 11,816 shares of Common Stock issuable upon exercise of currently exercisable warrants and (ii) 14,322 shares of Common Stock issuable upon version of 11,816 currently convertible shares of Series C Convertible Preferred Stock, one-half of which is held by each of the Woodland Ventures Fund and Seneca Ventures. Woodland Services Corp. disclaims beneficial ownership of these securities, except to the extent of its respective equity interest therein.

-----------------------------                         --------------------------
CUSIP No. 903196103                     13G           Page 14 of 32 Pages
-----------------------------                         --------------------------

================================================================================
      1         NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                     Marilyn Rubenstein
--------------------------------------------------------------------------------
      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) / /
                                                                        (b) / /
--------------------------------------------------------------------------------
      3         SEC USE ONLY

--------------------------------------------------------------------------------
      4         CITIZENSHIP OR PLACE OR ORGANIZATION

                         United States
--------------------------------------------------------------------------------
  NUMBER OF             5          SOLE VOTING POWER
    SHARES
 BENEFICIALLY                            0 shares
   OWNED BY
     EACH
  REPORTING
 PERSON WITH
                ----------------------------------------------------------------
                        6          SHARED VOTING POWER

                                         81,660(1) shares
                ----------------------------------------------------------------
                        7          SOLE DISPOSITIVE POWER

                                         0 shares
                ----------------------------------------------------------------
                        8          SHARED DISPOSITIVE POWER

                                         81,660(1) shares
--------------------------------------------------------------------------------
       9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                                         81,660(1) shares
--------------------------------------------------------------------------------
      10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                CERTAIN SHARES*                                             / /
--------------------------------------------------------------------------------
      11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                         2.1%
--------------------------------------------------------------------------------
      12        TYPE OF REPORTING PERSON*

                         IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes (a)(i) 17,725 shares of Common Stock issuable upon exercise of currently exercisable warrants and (ii) 21,484 shares of Common Stock issuable upon conversion of 17,725 currently convertible shares of Series C Convertible Preferred Stock, all of which is held by Woodland Partners and (b)(i) 11,816 shares of Common Stock issuable upon exercise of currently exercisable warrants and (ii) 14,322 shares of Common Stock issuable upon conversion of 11,816 currently convertible shares of Series C Convertible Preferred Stock, one-half of which is held by each of the Woodland Venture Fund and Seneca Ventures. Mrs. Rubenstein disclaims beneficial ownership of these securities, except to the extent of her respective equity interest therein.

-----------------------------                         --------------------------
CUSIP No. 903196103                     13G           Page 15 of 32 Pages
-----------------------------                         --------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                       Irwin Lieber
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) / /
                                                                     (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OR ORGANIZATION

                        United States
--------------------------------------------------------------------------------
 NUMBER OF             5          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             48,988(1) shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
               -----------------------------------------------------------------
                       6          SHARED VOTING POWER

                                         707,349(2) shares
               -----------------------------------------------------------------
                       7          SOLE DISPOSITIVE POWER

                                         48,988(1) shares
               -----------------------------------------------------------------
                       8          SHARED DISPOSITIVE POWER

                                         707,349(2) shares
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                                         756,337(1)(2) shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                            / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                            17.7%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

                        IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes (i) 14,771 shares of Common Stock issuable upon exercise of currently exercisable warrants and (ii) 17,904 shares of Common Stock issuable upon conversion of 14,771 currently convertible shares of Series C Convertible Preferred Stock, all of which is owned by Mr. Lieber.
(2) Includes (a)(i) 174,266 shares of Common Stock issuable upon exercise of currently exercisable warrants and (ii) 211,231 shares of Common Stock issuable upon conversion of 174,266 currently convertible shares of Series C Convertible Preferred Stock, all of which is held by Wheatley Partners, L.P., (b)(i) 14,805 shares of Common Stock issuable upon exercise of currently exercisable warrants and (ii) 17,945 shares of Common Stock issuable upon conversion of 14,805 currently convertible shares of Series C Convertible Preferred Stock, all of which is held by Wheatley Foreign Partners, L.P., and (c)(i) 3,545

-----------------------------                         --------------------------
CUSIP No. 903196103                     13G           Page 16 of 32 Pages
-----------------------------                         --------------------------

         shares of Common Stock issuable upon exercise of currently exercisable warrants and (ii) 4,296 shares of Common Stock issuable upon conversion of 3,545 currently convertible shares of Series C Convertible Preferred Stock, all of which is owned by one of Mr. Lieber's children and whose shares may be deemed to be beneficially owned by Mr. Lieber. Mr. Lieber disclaims beneficial ownership of these securities, except to the extent of his respective equity interest therein.

-----------------------------                         --------------------------
CUSIP No. 903196103                     13G           Page 17 of 32 Pages
-----------------------------                         --------------------------


================================================================================
      1         NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                       Matthew Smith
--------------------------------------------------------------------------------
      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) / /
                                                                     (b) / /
--------------------------------------------------------------------------------
      3         SEC USE ONLY

--------------------------------------------------------------------------------
      4         CITIZENSHIP OR PLACE OR ORGANIZATION

                         United States
--------------------------------------------------------------------------------
  NUMBER OF             5          SOLE VOTING POWER
    SHARES
 BENEFICIALLY                            2,250 shares
   OWNED BY
     EACH
  REPORTING
 PERSON WITH
                ----------------------------------------------------------------
                        6          SHARED VOTING POWER

                                         699,508(1) shares
                ----------------------------------------------------------------
                        7          SOLE DISPOSITIVE POWER

                                         2,250 shares
                ----------------------------------------------------------------
                        8          SHARED DISPOSITIVE POWER

                                         699,508(1) shares
--------------------------------------------------------------------------------
       9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                                         701,758(1) shares
--------------------------------------------------------------------------------
      10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                CERTAIN SHARES*                                             / /
--------------------------------------------------------------------------------
      11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                         16.6%
--------------------------------------------------------------------------------
      12        TYPE OF REPORTING PERSON*

                         IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes (a)(i) 174,266 shares of Common Stock issuable upon exercise of currently exercisable warrants and (ii) 211,231 shares of Common Stock issuable upon conversion of 174,266 currently convertible shares of Series C Convertible Preferred Stock, all of which is held by Wheatley Partners, L.P., and (b)(i) 14,805 shares of Common Stock issuable upon exercise of currently exercisable warrants and (ii) 17,945 shares of Common Stock issuable upon conversion of 14,805 currently convertible shares of Series C Convertible Preferred Stock, all of which is held by Wheatley Foreign Partners, L.P. Mr. Smith disclaims beneficial ownership of these securities, except to the extent of his respective equity interest therein.

-----------------------------                         --------------------------
CUSIP No. 903196103                     13G           Page 18 of 32 Pages
-----------------------------                         --------------------------

================================================================================
      1         NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                      Jonathan Lieber
--------------------------------------------------------------------------------
      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) / /
                                                                    (b) / /
--------------------------------------------------------------------------------
      3         SEC USE ONLY

--------------------------------------------------------------------------------
      4         CITIZENSHIP OR PLACE OR ORGANIZATION

                         United States
--------------------------------------------------------------------------------
  NUMBER OF             5          SOLE VOTING POWER
    SHARES
 BENEFICIALLY                            6,534(1) shares
   OWNED BY
     EACH
  REPORTING
 PERSON WITH
                ----------------------------------------------------------------
                        6          SHARED VOTING POWER

                                         699,508(2) shares
                ----------------------------------------------------------------
                        7          SOLE DISPOSITIVE POWER

                                         6,534(1) shares
                ----------------------------------------------------------------
                        8          SHARED DISPOSITIVE POWER

                                         699,508(2) shares
--------------------------------------------------------------------------------
       9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                         706,042(1)(2) shares
--------------------------------------------------------------------------------
      10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                CERTAIN SHARES*                                             / /
--------------------------------------------------------------------------------
      11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                         16.6%
--------------------------------------------------------------------------------
      12        TYPE OF REPORTING PERSON*

                         IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of (i) 2,954 shares of Common Stock issuable upon conversion of currently exercisable warrants and (ii) 3,580 shares of Common Stock issuable upon conversion of 2,954 currently convertible shares of Series C Convertible Preferred Stock, all of which is held by Mr. Lieber.
(2) Includes (a)(i) 174,266 shares of Common Stock issuable upon exercise of currently exercisable warrants and (ii) 211,231 shares of Common Stock issuable upon conversion of 174,266 currently convertible shares of Series C Convertible Preferred Stock, all of which is held by Wheatley Partners, L.P., and (b)(i) 14,805 shares of Common Stock issuable upon exercise of currently exercisable warrants and (ii) 17,945 shares of Common Stock issuable upon conversion of 14,805 currently convertible shares of Series C Convertible Preferred Stock, all of which is held by Wheatley Foreign Partners, L.P. Mr. Lieber disclaims beneficial ownership of these securities, except to the extent of his respective equity interest therein.

-----------------------------                         --------------------------
CUSIP No. 903196103                     13G           Page 19 of 32 Pages
-----------------------------                         --------------------------

================================================================================
      1         NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                        Seth Lieber
--------------------------------------------------------------------------------
      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) / /
                                                                        (b) / /
--------------------------------------------------------------------------------
      3         SEC USE ONLY

--------------------------------------------------------------------------------
      4         CITIZENSHIP OR PLACE OR ORGANIZATION

                         United States
--------------------------------------------------------------------------------
  NUMBER OF             5          SOLE VOTING POWER
    SHARES
 BENEFICIALLY                            9,346(1) shares
   OWNED BY
     EACH
  REPORTING
 PERSON WITH
                ----------------------------------------------------------------
                        6          SHARED VOTING POWER

                                         699,508(2) shares
                ----------------------------------------------------------------
                        7          SOLE DISPOSITIVE POWER

                                         9,346(1) shares
                ----------------------------------------------------------------
                        8          SHARED DISPOSITIVE POWER

                                         699,508(2) shares
--------------------------------------------------------------------------------
       9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                         708,854(1)(2) shares
--------------------------------------------------------------------------------
      10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
      11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                         16.7%
--------------------------------------------------------------------------------
      12        TYPE OF REPORTING PERSON*

                         IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes (i) 2,954 shares of Common Stock issuable upon conversion of currently exercisable warrants and (ii) 3,580 shares of Common Stock issuable upon conversion of 2,954 currently convertible shares of Series C Convertible Preferred Stock, all of which is held by Mr. Lieber.
(2) Includes (a)(i) 174,266 shares of Common Stock issuable upon exercise of currently exercisable warrants and (ii) 211,231 shares of Common Stock issuable upon conversion of 174,266 currently convertible shares of Series C Convertible Preferred Stock, all of which is held by Wheatley Partners, L.P., and (b)(i) 14,805 shares of Common Stock issuable upon exercise of currently exercisable warrants and (ii) 17,945 shares of Common Stock issuable upon conversion of 14,805 currently convertible shares of Series C Convertible Preferred Stock, all of which is held by Wheatley Foreign Partners, L.P. Mr. Lieber disclaims beneficial ownership of these securities, except to the extent of his respective equity interest therein.

-----------------------------                         --------------------------
CUSIP No. 903196103                     13G           Page 20 of 32 Pages
-----------------------------                         --------------------------

Item 1.

         (a)   Name of Issuer:           UOL Publishing, Inc.
         (b)   Address of Issuer's Principal Executive Offices:
                                         8251 Greensboro Drive
                                         Suite 500
                                         McLean, Virginia 22102

Item 2.

         1.    (a)  Name of Person Filing:       Wheatley Partners, L.P.
               (b)  Address of Principal Business Office, or if none, Residence:
                                                 80 Cuttermill Road
                                                 Suite 311
                                                 Great Neck, NY 11021
               (c)  Place of Organization:       Delaware
               (d)  Title of Class of Securities:
                                                 Common Stock,  $0.01 par
                                                 value per share.
               (e)  CUSIP Number:                903196103

         2.    (a)  Name of Person Filing:       Wheatley Foreign Partners, L.P.
               (b)  Address of Principal Business Office, or if none, Residence:
                                                 Third Floor
                                                 One Capital Place
                                                 P.O. Box 1062
                                                 George Town, Grand Cayman
                                                 Cayman Islands, B.W.I.
               (c)  Place of Organization:       Delaware
               (d)  Title of Class of Securities:
                                                 Common  Stock,  $0.01 par value
                                                 per share.
               (e)  CUSIP Number:                903196103

         3.    (a)  Name of Person Filing:       Wheatley Management Ltd.
               (b)  Address of Principal Business Office, or if none, Residence:
                                                 Third Floor
                                                 One Capital Place
                                                 P.O. Box 1062
                                                 George Town, Grand Cayman
                                                 Cayman Islands, B.W.I.
               (c)  Place of Organization:       Cayman Islands, B.W.I.
               (d)  Title of Class of Securities:
                                                 Common  Stock,  $0.01 par value
                                                 per share.


               (e)  CUSIP Number:                903196103

-----------------------------                         --------------------------
CUSIP No. 903196103                     13G           Page 21 of 32 Pages
-----------------------------                         --------------------------


         4.    (a)  Name of Person Filing:       Wheatley Partners, LLC
               (b)  Address of Principal Business Office, or if none, Residence:
                                                 80 Cuttermill Road
                                                 Suite 311
                                                 Great Neck, NY 11021
               (c)  Place of Organization:       Delaware
               (d)  Title of Class of Securities:
                                                 Common  Stock,  $0.01 par value
                                                 per share.
               (e)  CUSIP Number:                903196103

         5.    (a)  Name of Person Filing:       Barry Fingerhut
               (b)  Address of Principal Business Office, or if none, Residence:
                                                 767 Fifth Avenue
                                                 New York, NY 10153
               (c)  Citizenship:                 United States
               (d)  Title of Class of Securities:
                                                 Common  Stock,  $0.01 par value
                                                 per share.
               (e)  CUSIP Number:                903196103

         6.    (a)  Name of Person Filing:       Barry Rubenstein
               (b)  Address of Principal Business Office, or if none, Residence:
                                                 68 Wheatley Road
                                                 Brookville, New York 11545
               (c)  Citizenship:                 United States.
               (d)  Title of Class of Securities:
                                                 Common  Stock,  $0.01 par value
                                                 per share.
               (e)  CUSIP Number:                903196103

         7.    (a)  Name of Person Filing:       Woodland Partners
               (b)  Address of Principal Business Office, or if none, Residence:
                                                 68 Wheatley Road
                                                 Brookville, New York 11545
               (c)  Place of Organization:       New York
               (d)  Title of Class of Securities:
                                                 Common  Stock,  $0.01 par value
                                                 per share.
               (e)  CUSIP Number:                903196103

         8.    (a)  Name of Person Filing:       Seneca Ventures
               (b)  Address of Principal Business Office, or if none, Residence:
                                                 68 Wheatley Road
                                                 Brookville, New York 11545
               (c)  Place of Organization:       New York
               (d)  Title of Class of Securities:
                                                 Common  Stock,  $0.01 par value
                                                 per share.
               (e)  CUSIP Number:                903196103

         9.    (a)  Name of Person Filing:       Woodland Venture Fund
               (b)  Address of Principal Business Office, or if none, Residence:
                                                 68 Wheatley Road
                                                 Brookville, New York 11545
               (c)  Place of Organization:       New York
               (d)  Title of Class of Securities:
                                                 Common  Stock,  $0.01 par value
                                                 per share.
               (e)  CUSIP Number:                903196103

         10.   (a)  Name of Person Filing:       Woodland Services Corp.
               (b)  Address of Principal Business Office, or if none, Residence:
                                                 68 Wheatley Road
                                                 Brookville, New York 11545
               (c)  Place of Organization:       New York
               (d)  Title of Class of Securities:
                                                 Common  Stock,  $0.01 par value
                                                 per share.
               (e)  CUSIP Number:                903196103

-----------------------------                         --------------------------
CUSIP No. 903196103                     13G           Page 22 of 32 Pages
-----------------------------                         --------------------------

         11.   (a)  Name of Person Filing:       Marilyn Rubenstein
               (b)  Address of Principal Business Office, or if none, Residence:
                                                 68 Wheatley Road
                                                 Brookville, New York 11545
               (c)  Citizenship:                 United States
               (d)  Title of Class of Securities:
                                                 Common  Stock,  $0.01 par value
                                                 per share.
               (e)  CUSIP Number:                903196103

         12.   (a)  Name of Person Filing:       Irwin Lieber
               (b)  Address of Principal Business Office, or if none, Residence:
                                                 80 Cuttermill Road
                                                 Suite 311
                                                 Great Neck, NY 11021
               (c)  Citizenship:                 United States.
               (d)  Title of Class of Securities:
                                                 Common  Stock,  $0.01 par value
                                                 per share.
               (e)  CUSIP Number:                903196103

         13.   (a)  Name of Person Filing:       Matthew Smith
               (b)  Address of Principal Business Office, or if none, Residence:
                                                 80 Cuttermill Road
                                                 Suite 311
                                                 Great Neck, NY 11021
               (c)  Citizenship:                 United States.
               (d)  Title of Class of Securities:
                                                 Common  Stock,  $0.01 par value
                                                 per share.
               (e)  CUSIP Number:                903196103

         14.   (a)  Name of Person Filing:       Jonathan Lieber
               (b)  Address of Principal Business Office, or if none, Residence:
                                                 80 Cuttermill Road
                                                 Suite 311
                                                 Great Neck, NY 11021
               (c)  Citizenship:                 United States.
               (d)  Title of Class of Securities:
                                                 Common  Stock,  $0.01 par value
                                                 per share.
               (e)  CUSIP Number:                903196103

         15.   (a)  Name of Person Filing:       Seth Lieber
               (b)  Address of Principal Business Office, or if none, Residence:
                                                 80 Cuttermill Road
                                                 Suite 311
                                                 Great Neck, NY 11021
               (c)  Citizenship:                 United States.
               (d)  Title of Class of Securities:
                                                 Common  Stock,  $0.01 par value
                                                 per share.
               (e)  CUSIP Number:                903196103

Item 3.  If this statement is filed  pursuant to Rule  13d-1(b),  or 13d-2(b) or
         (c), check whether the person filing is a:

                    Not Applicable

         (a)  / /   Broker or dealer registered under Section 15 of the Exchange
                    Act.

         (b) / /    Bank as defined in section 3(c)(6) of the Exchange Act.

-----------------------------                         --------------------------
CUSIP No. 903196103                     13G           Page 23 of 32 Pages
-----------------------------                         --------------------------


         (c)      / /    Insurance company as defined in section 3(a)(19) of the
                         Exchange Act.

         (d)      / /    Investment  company  registered  under section 8 of the
                         Investment Company Act.

         (e)      / /    An   investment   adviser  in   accordance   with  Rule
                         13d-1(b)(1)(ii)(E);

         (f)      / /    An  employee   benefit  plan  or   endowment   fund  in
                         accordance with Rule 13d-1(b)(1)(ii)(F).

         (g)      / /    A  parent   holding   company  or  control   person  in
                         accordance with Rule 13d-1(b)(1)(ii)(G).

         (h)      / /    A savings association as defined in Section 3(b) of the
                         Federal Deposit Insurance Act;

         (i)      / /    A church plan that is excluded  from the  definition of
                         an investment company under Section 3(c)(14) of the Investment Company Act.

         (j)      / /    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to Rule 13d-1(c), check this box.  /X/

Item 4.           Ownership

         1.       Wheatley Partners, L.P.:
                  (a)      Amount Beneficially Owned: 699,508 shares.
                  (b)      Percent of Class: 16.5%
                  (c)      Number of shares as to which such person has:
                           (i)      sole  power  to vote  or  direct  the  vote:
                                    650,076 shares.
                           (ii)     shared  power to vote or  direct  the  vote:
                                    49,432 shares.*
                           (iii)    sole   power  to   dispose   or  direct  the
                                    disposition of: 650,076 shares.
                           (iv)     shared   power  to  dispose  or  direct  the
                                    disposition of: 49,432 shares.*

         2.       Wheatley Foreign Partners, L.P.:
                  (a)      Amount Beneficially Owned: 699,508 shares.
                  (b)      Percent of Class: 16.5%
                  (c)      Number of shares as to which such person has:
                           (i)      sole  power  to vote  or  direct  the  vote:
                                    49,432 shares.
                           (ii)     shared  power to vote or  direct  the  vote:
                                    650,076 shares.*
                           (iii)    sole   power  to   dispose   or  direct  the
                                    disposition of: 49,432 shares.
                           (iv)     shared   power  to  dispose  or  direct  the
                                    disposition of: 650,076 shares.*

         3.       Wheatley Management Ltd.:
                  (a) Amount Beneficially Owned: 49,432 shares. Reporting person is a general partner of Wheatley Foreign Partners, L.P.
                  (b)      Percent of Class: 1.3%


_____________
*        The  reporting   person   disclaims   beneficial   ownership  of  these
         securities, except to the extent of his or its equity interest therein.

-----------------------------                         --------------------------
CUSIP No. 903196103                     13G           Page 24 of 32 Pages
-----------------------------                         --------------------------

                  (c)      Number of shares as to which such person has:

                           (i)      sole  power to vote or direct  the  vote:  0
                                    shares.
                           (ii)     shared  power to vote or  direct  the  vote:
                                    49,432 shares.*
                           (iii) sole power to dispose or direct the disposition of: 0 shares.
                           (iv) shared power to dispose or direct the disposition of: 49,432 shares.*

         4.       Wheatley Partners, LLC:
                  (a) Amount Beneficially Owned: 699,508 shares. Reporting person is the general partner of Wheatley Partners, L.P. and also a general partner of Wheatley Foreign Partners, L.P.
                  (b)      Percent of Class: 16.5%
                  (c)      Number of shares as to which such person has:
                           (i)      sole  power to vote or direct  the  vote:  0
                                    shares.
                           (ii)     shared  power to vote or  direct  the  vote:
                                    699,508 shares.*
                           (iii) sole power to dispose or direct the disposition of: 0 shares.
                           (iv) shared power to dispose or direct the disposition of: 699,508 shares.*

         5.       Barry Fingerhut:
                  (a) Amount Beneficially Owned: 808,254 shares. Reporting person is a director of the Issuer, a member and Executive Vice President of Wheatley Partners, LLC, the general partner of Wheatley Partners, L.P. and a general partner of Wheatley Foreign Partners, L.P.
                  (b)      Percent of Class: 18.8%
                  (c)      Number of shares as to which such person has:
                           (i)      sole  power  to vote  or  direct  the  vote:
                                    112,746 shares.
                           (ii)     shared  power to vote or  direct  the  vote:
                                    699,508 shares.*
                           (iii) sole power to dispose or direct the disposition of: 112,746 shares.
                           (iv) shared power to dispose or direct the disposition of: 699,508 shares.*

         6.       Barry Rubenstein:
                  (a) Amount Beneficially Owned: 781,168 shares. Reporting person is a member and Chief Executive Officer of
                           Wheatley  Partners,   LLC,  the  general  partner  of
                           Wheatley Partners, L.P. and a general partner of Wheatley Foreign Partners, L.P., a general partner of Woodland Partners, Seneca Ventures and Woodland Venture Fund and the President and sole shareholder of Woodland Services Corp.
                  (b)      Percent of Class: 18.2%
                  (c)      Number of shares as to which such person has:
                           (i)      sole  power to vote or direct  the  vote:  0
                                    shares.
                           (ii)     shared  power to vote or  direct  the  vote:
                                    781,168 shares.*
                           (iii) sole power to dispose or direct the disposition of: 0 shares.
                           (iv) shared power to dispose or direct the disposition of: 781,168 shares.*

         7.       Woodland Partners:
                  (a)      Amount Beneficially Owned: 55,522 shares.
                  (b)      Percent of Class: 1.4%
                  (c)      Number of shares as to which such person has:
                           (i)      sole  power  to vote  or  direct  the  vote:
                                    55,522 shares.
                           (ii)     shared  power to vote or direct the vote:  0
                                    shares.

________________
*        The  reporting   person   disclaims   beneficial   ownership  of  these
         securities, except to the extent of his or its equity interest therein.

-----------------------------                         --------------------------
CUSIP No. 903196103                     13G           Page 25 of 32 Pages
-----------------------------                         --------------------------

                           (iii)    sole   power  to   dispose   or  direct  the
                                    disposition of: 55,522 shares.
                           (iv)     shared   power  to  dispose  or  direct  the
                                    disposition of: 0 shares.

         8.       Seneca Ventures:
                  (a)      Amount Beneficially Owned: 13,069 shares.
                  (b)      Percent of Class: .3%
                  (c)      Number of shares as to which such person has:
                           (i)      sole  power  to vote  or  direct  the  vote:
                                    13,069 shares.
                           (ii)     shared  power to vote or direct the vote:  0
                                    shares.
                           (iii)    sole   power  to   dispose   or  direct  the
                                    disposition of: 13,069 shares.
                           (iv)     shared   power  to  dispose  or  direct  the
                                    disposition of: 0 shares.

         9.       Woodland Venture Fund:
                  (a)      Amount Beneficially Owned: 13,069 shares.
                  (b)      Percent of Class: .3%
                  (c)      Number of shares as to which such person has:
                           (i)      sole  power  to vote  or  direct  the  vote:
                                    13,069 shares.
                           (ii)     shared  power to vote or direct the vote:  0
                                    shares.
                           (iii)    sole   power  to   dispose   or  direct  the
                                    disposition of: 13,069 shares.
                           (iv)     shared   power  to  dispose  or  direct  the
                                    disposition of: 0 shares.

         10.      Woodland Services Corp.:
                  (a) Amount Beneficially Owned: 26,138 shares. Reporting person is a general partner of Seneca Ventures and Woodland Venture Fund.
                  (b)      Percent of Class: .7%
                  (c)      Number of shares as to which such person has:
                           (i)      sole  power to vote or direct  the  vote:  0
                                    shares.
                           (ii)     shared  power to vote or  direct  the  vote:
                                    26,138 shares.*
                           (iii) sole power to dispose or direct the disposition of: 0 shares.
                           (iv) shared power to dispose or direct the disposition of: 26,138 shares.*

         11.      Marilyn Rubenstein:
                  (a) Amount Beneficially Owned: 81,660 shares. Reporting person is a general partner of Woodland Partners and is the Secretary and Treasurer of Woodland Services Corp., a general partner of Seneca Ventures and Woodland Venture Fund.
                  (b)      Percent of Class: 2.1%
                  (c)      Number of shares as to which such person has:
                           (i)      sole  power to vote or direct  the  vote:  0
                                    shares.
                           (ii)     shared  power to vote or  direct  the  vote:
                                    81,660 shares.*
                           (iii) sole power to dispose or direct the disposition of: 0 shares.
                           (iv) shared power to dispose or direct the disposition of: 81,660 shares.*

         12.      Irwin Lieber:
                  (a) Amount Beneficially Owned: 756,337 shares. Reporting person is a member and President, Secretary and Treasurer of Wheatley Partners, LLC, the general partner of Wheatley Partners, L.P. and a general partner of Wheatley Foreign Partners, L.P., and President and a Director of Wheatley Management Ltd., a general partner of Wheatley Foreign Partners, L.P.
                  (b)      Percent of Class: 17.7%
                  (c)      Number of shares as to which such person has:
                           (i)      sole  power  to vote  or  direct  the  vote:
                                    48,988 shares.
                           (ii)     shared  power to vote or  direct  the  vote:
                                    707,349 shares.*

-----------------------------                         --------------------------
CUSIP No. 903196103                     13G           Page 26 of 32 Pages
-----------------------------                         --------------------------

                           (iii)    sole   power  to   dispose   or  direct  the
                                    disposition of: 48,988 shares.
                           (iv)     shared   power  to  dispose  or  direct  the
                                    disposition of: 707,349 shares.*

         13.      Matthew Smith:
                  (a) Amount Beneficially Owned: 701,758 shares. Reporting person is a member and Vice President of Wheatley
                           Partners,   LLC,  the  general  partner  of  Wheatley
                           Partners, L.P. and a general partner of Wheatley Foreign Partners, L.P.
                  (b)      Percent of Class: 16.6%
                  (c)      Number of shares as to which such person has:
                           (i) sole power to vote or direct the vote: 2,250 shares.
                           (ii)     shared  power to vote or  direct  the  vote:
                                    699,508 shares.*
                           (iii) sole power to dispose or direct the disposition of: 2,250 shares.
                           (iv) shared power to dispose or direct the disposition of: 699,508 shares.*

         14.      Jonathan Lieber:
                  (a) Amount Beneficially Owned: 706,042 shares. Reporting person is a member and Vice President of Wheatley
                           Partners,   LLC,  the  general  partner  of  Wheatley
                           Partners, L.P. and a general partner of Wheatley Foreign Partners, L.P.
                  (b)      Percent of Class: 16.6%
                  (c)      Number of shares as to which such person has:
                           (i) sole power to vote or direct the vote: 6,534 shares.
                           (ii)     shared  power to vote or  direct  the  vote:
                                    699,508 shares.*
                           (iii) sole power to dispose or direct the disposition of: 6,534 shares.
                           (iv) shared power to dispose or direct the disposition of: 699,508 shares.*

         15.      Seth Lieber:
                  (a) Amount Beneficially Owned: 708,854 shares. Reporting person is a member and Vice President of Wheatley
                           Partners,   LLC,  the  general  partner  of  Wheatley
                           Partners, L.P. and a general partner of Wheatley Foreign Partners, L.P.
                  (b)      Percent of Class: 16.7%
                  (c)      Number of shares as to which such person has:
                           (i) sole power to vote or direct the vote: 9,346 shares.
                           (ii)     shared  power to vote or  direct  the  vote:
                                    699,508 shares.*
                           (iii) sole power to dispose or direct the disposition of: 9,346 shares.
                           (iv) shared power to dispose or direct the disposition of: 699,508 shares.*

_________________
*        The  reporting   person   disclaims   beneficial   ownership  of  these
         securities, except to the extent of his or its equity interest therein.

-----------------------------                         --------------------------
CUSIP No. 903196103                     13G           Page 27 of 32 Pages
-----------------------------                         --------------------------


Item 5.      Ownership of Five Percent or Less of a Class.

                        Not Applicable.

Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

                        Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                        Not Applicable.

Item 8.      Identification and Classification of Members of the Group.

                        Not Applicable.

Item 9.      Notice of Dissolution of Group.

                        Not Applicable.

Item 10.     Certification.

                        By  signing  below I  certify  that,  to the  best of my
             knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

-----------------------------                         --------------------------
CUSIP No. 903196103                     13G           Page 28 of 32 Pages
-----------------------------                         --------------------------


                                   SIGNATURES

                  After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  April 9, 1998                   WHEATLEY PARTNERS, L.P.
                                        By: Wheatley Partners, LLC,
                                            General Partner


                                        By:  /s/ Barry Rubenstein
                                             ----------------------------------
                                             Barry Rubenstein, Chief Executive
                                             Officer

                                        WHEATLEY PARTNERS, LLC


                                        By:  /s/ Barry Rubenstein
                                             ----------------------------------
                                             Barry Rubenstein, Chief Executive
                                             Officer


                                             /s/ Barry Rubenstein
                                        ---------------------------------------
                                                 Barry Rubenstein


                                             /s/ Irwin Lieber
                                        ---------------------------------------
                                                 Irwin Lieber


                                             /s/ Barry Fingerhut
                                        ---------------------------------------
                                                 Barry Fingerhut


                                             /s/ Seth Lieber
                                        ---------------------------------------
                                                 Seth Lieber


                                             /s/ Jonathan Lieber
                                        ---------------------------------------
                                                 Jonathan Lieber


                                             /s/ Matthew Smith
                                        ---------------------------------------
                                                 Matthew Smith

-----------------------------                         --------------------------
CUSIP No. 903196103                     13G           Page 29 of 32 Pages
-----------------------------                         --------------------------


                                        WHEATLEY MANAGEMENT LTD.


                                        By:  /s/ Irwin Lieber
                                             ----------------------------------
                                             Irwin Lieber, President


                                        WHEATLEY FOREIGN PARTNERS, L.P.
                                        By:  Wheatley Partners, LLC, General
                                             Partner

                                        By:  /s/ Barry Rubenstein
                                             ----------------------------------
                                             Barry Rubenstein, Chief Executive
                                             Officer


                                        SENECA VENTURES

                                        By:   /s/ Barry Rubenstein
                                             ----------------------------------
                                              Barry Rubenstein, a General
                                              Partner


                                        WOODLAND PARTNERS

                                        By:   /s/ Barry Rubenstein
                                             ----------------------------------
                                              Barry Rubenstein, a General
                                              Partner


                                        WOODLAND VENTURE FUND

                                        By:   /s/ Barry Rubenstein
                                             ----------------------------------
                                              Barry Rubenstein, a General
                                              Partner


                                              /s/ Marilyn Rubenstein
                                        ---------------------------------------
                                              Marilyn Rubenstein

                                        WOODLAND SERVICES CORP.


                                        By:   /s/ Barry Rubenstein
                                             ----------------------------------
                                              Barry Rubenstein, President

-----------------------------                         --------------------------
CUSIP No. 903196103                     13G           Page 30 of 32 Pages
-----------------------------                         --------------------------


                                  EXHIBIT INDEX


Exhibit                                                                    Page
-------                                                                    ----

A.       Joint Filing Agreement                                             31

-----------------------------                         --------------------------
CUSIP No. 903196103                     13G           Page 31 of 32 Pages
-----------------------------                         --------------------------


                                    EXHIBIT A

                             JOINT FILING AGREEMENT

                  In accordance with Rule 13d-1(f)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of an amendment to a Statement on Schedule 13G dated April 9, 1998 (including amendments thereto) with respect to the Common Stock of UOL Publishing, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated:  April 9, 1998                   WHEATLEY PARTNERS, L.P.
                                        By: Wheatley Partners, LLC,
                                            General Partner


                                        By:  /s/ Barry Rubenstein
                                             ---------------------------------
                                             Barry Rubenstein, Chief Executive
                                             Officer

                                        WHEATLEY PARTNERS, LLC


                                        By:  /s/ Barry Rubenstein
                                             ---------------------------------
                                             Barry Rubenstein, Chief Executive
                                             Officer


                                             /s/ Barry Rubenstein
                                        --------------------------------------
                                             Barry Rubenstein


                                             /s/ Irwin Lieber
                                        --------------------------------------
                                             Irwin Lieber


                                             /s/ Barry Fingerhut
                                        --------------------------------------
                                             Barry Fingerhut


                                             /s/ Seth Lieber
                                        --------------------------------------
                                             Seth Lieber


                                             /s/ Jonathan Lieber
                                        --------------------------------------
                                             Jonathan Lieber


                                             /s/ Matthew A. Smith
                                        --------------------------------------
                                             Matthew A. Smith

-----------------------------                         --------------------------
CUSIP No. 903196103                     13G           Page 32 of 32 Pages
-----------------------------                         --------------------------

                                        WHEATLEY MANAGEMENT LTD.


                                        By:  /s/ Irwin Lieber
                                           ------------------------------------
                                           Irwin Lieber, President


                                        WHEATLEY FOREIGN PARTNERS, L.P.
                                        By:  Wheatley Partners, LLC, General
                                             Partner

                                        By:   /s/ Barry Rubenstein
                                           ------------------------------------
                                           Barry Rubenstein, Chief Executive
                                           Officer


                                        SENECA VENTURES

                                        By:   /s/ Barry Rubenstein
                                           ------------------------------------
                                           Barry Rubenstein, a General
                                           Partner


                                        WOODLAND PARTNERS


                                        By:   /s/ Barry Rubenstein
                                           ------------------------------------
                                           Barry Rubenstein, a General
                                           Partner


                                        WOODLAND VENTURE FUND

                                        By:   /s/ Barry Rubenstein
                                           ------------------------------------
                                           Barry Rubenstein, a General
                                           Partner



                                              /s/ Marilyn Rubenstein
                                        ---------------------------------------
                                              Marilyn Rubenstein


                                        WOODLAND SERVICES CORP.

                                        By:   /s/ Barry Rubenstein
                                           ------------------------------------
                                              Barry Rubenstein, President